Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

CROWLEY MARITIME CORPORATION

at

$2,990 Net Per Share

by

CROWLEY NEWCO CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON FRIDAY, APRIL 20, 2007, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

March 19, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Crowley Newco Corporation, a Delaware corporation (the “Purchaser”), hereby offers to purchase all the outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), of Crowley Maritime Corporation, a Delaware corporation (“Crowley Maritime”), at $2,990 per share, net to the seller, in cash (the “Offer”), upon the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”) and in the related blue letter of transmittal (the “Letter of Transmittal”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (1) Delaware Chancery Court approving the settlement of Franklin Balance Sheet Investment Fund v. Crowley, dismissing the lawsuit and the time for appeal having expired, (2) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer a number of shares of Common Stock that constitute (a) a majority of the shares of Common Stock outstanding on the Expiration Date of the Offer that are beneficially owned by the Unaffiliated Stockholders (as defined in the Offer to Purchase) and, (b) together with shares of Common Stock beneficially owned by the Purchaser, at least ninety-five percent (95%) of the total number of outstanding shares of Common Stock on the Expiration Date of the Offer, as each such condition is more fully described in the Offer to Purchase. The Offer is also subject to other important terms and conditions. See “The Tender Offer—Section 13. Certain Conditions to the Offer.”

For your information and for forwarding to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated March 19, 2007;

2.	Letter of Transmittal for your use in accepting the Offer and tendering shares of Common Stock and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the shares of Common Stock and all other required documents are not immediately available or cannot be delivered to Registrar and Transfer Company (the “Depositary”) prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.	Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Crowley Maritime.

5.	Letter to stockholders of Crowley Maritime from the President of the Purchaser.

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W- 9; and

7.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 20, 2007, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock or a timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a photocopy thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of shares of Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the Offer to Purchase in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.” to the transfer of shares of Common Stock to it, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary) in connection with the solicitation of tenders of shares of Common Stock pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares of Common Stock to it, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the D.F. King & Co., Inc., the Information Agent, at its address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed materials may also be obtained from the Information Agent.

Very truly yours,

CROWLEY NEWCO CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE CROWLEYS (AS DEFINED IN THE OFFER TO PURCHASE), THE PURCHASER, CROWLEY MARITIME, THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING, IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN